Exhibit 10.2

SUMMARY OF ANNUAL COMPENSATION OF L3HARRIS TECHNOLOGIES, INC. NON-EMPLOYEE DIRECTORS
(Effective June 29, 2019)

The following summarizes the annual compensation of directors of L3Harris Technologies, Inc. (“L3Harris”) who are not employees of L3Harris (“Non-Employee Directors”), effective as of June 29, 2019.  Employee directors are not separately compensated for service as a director.

Annual Retainer

Cash Retainer

Non-Employee Directors receive annual cash retainers for service as follows:
•	Member of the Board – $130,000
•	Lead Independent Director – $35,000
•	Chairperson of Audit Committee – $30,000
•	Chairperson of Committee other than Audit Committee – $20,000

Cash retainers are payable on a quarterly basis in arrears.  If a Non-Employee Director does not serve for the entire quarter as a member of the Board of Directors of L3Harris (the “Board”), Lead Independent Director or as Chairperson of a committee, as applicable, the cash retainers payable for such calendar quarter shall be pro-rated based on the period of the Non-Employee Director’s Board service during the calendar quarter.  The applicable cash retainers shall be paid in a lump sum within 60 days following the calendar quarter of the Board service.  The amounts set forth above for the cash retainers may be changed from time to time by a resolution duly adopted by the Board.  Any such duly adopted resolution shall be deemed to have amended this summary.

Equity Retainer

Non-Employee Directors receive an annual equity retainer in the form of Director Share Units granted under and subject to the provisions of the Harris Corporation 2015 Equity Incentive Plan or any successor plan (the “Equity Plan”).  The Director Share Units are denominated in shares of common stock of L3Harris (each, a “Share”) and granted on the date of L3Harris’ annual meeting of shareholders (“Annual Meeting”) each year.  The number of Director Share Units delivered to each Non-Employee Director will be determined by dividing $165,000 by the Fair Market Value (as defined under the Equity Plan) of a Share on the grant date, rounded down to the nearest whole Share.  The Director Share Units will generally be subject to cliff vesting on the one-year anniversary of the grant date, subject to the Non-Employee Director’s continued service and the terms of the applicable award agreement.

If a Non-Employee Director commences service on the Board following the annual grant date of the Director Share Units, the Non-Employee Director will receive a prorated annual equity retainer, with such proration determined based on the period of the Non-Employee Director’s Board service during the year.  For the period of June 30, 2019 to December 31, 2019, the equity retainer will be determined by dividing $82,500 by the Fair Market Value of a Share on the grant date.

The amounts set forth above for the equity retainer may be changed from time to time by a resolution duly adopted by the Board.  Any such duly adopted resolution shall be deemed to have amended this summary.

Directors’ Deferred Compensation Plan

Effective December 31, 2019, Non-Employee Directors may defer receipt of annual cash retainers and equity retainers for service on the Board under the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan.

Stock Ownership Guidelines

Non-Employee Directors are expected to own, within five years after election or appointment to the Board, Shares or L3Harris stock equivalents having a minimum value equal to five (5) times the annual cash retainer for service as a member of the Board.  For Non-Employee Directors designated by Harris Corporation or L3 Technologies, Inc. to serve on the L3Harris Board following the merger transaction between Harris Corporation and L3 Technologies, Inc., such Non‑Employee Directors are expected to satisfy the above stock ownership guidelines within five (5) years of such merger.

Shares owned outright or jointly by the Non-Employee Director and deferred units (on an after-tax basis) credited with respect to the Non-Employee Director under any deferred compensation plan maintained by L3Harris will count toward the ownership guidelines.

Travel and Other Expenses

Reimbursement of actual costs and expenses incurred in the performance of service as a Non‑Employee Director, including director education institutes and activities.

Insurance

Liability insurance and up to $200,000 in accidental death and dismemberment insurance and an additional $200,000 if involved in an accident while traveling on business relating to Harris’ affairs.

Charitable Gift Matching Program

Matching of a Non-Employee Director’s contributions to eligible educational institutions and charitable organizations up to an annual maximum of $10,000 per Non-Employee Director.

Indemnification Agreement

Each Non-Employee Director is entitled to the benefits of an indemnification agreement in the form approved by the L3Harris Board of Directors.

SUMMARY OF L3HARRIS TECHNOLOGIES, INC.
2019 NON-EMPLOYEE DIRECTOR DEFFERED COMPENSATION PLAN
(Effective December 31, 2019)

The directors of L3Harris Technologies, Inc. (“L3Harris”) who are not employees of L3Harris (“Non-Employee Directors”) receive annual cash retainers and equity retainers for service on the Board of Directors of L3Harris (the “Board”).  Effective December 31, 2019, Non-Employee Directors may defer receipt of such compensation under the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan (the “Plan”), as described below:

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Prior to the commencement of a calendar year, each Non-Employee Director may make an irrevocable election to defer all or a portion of his or her cash retainer or equity retainer for the subsequent year or years.

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Any cash retainer deferred will be credited as Deferred Units to the “Cash Retainer Sub‑Account” of the Plan as of the date the cash retainer would have otherwise been payable to the Non-Employee Director.  The number of Deferred Units to be credited shall be equal to the result of dividing the amount deferred as of such date by the Fair Market Value of a share of common stock of L3Harris (a “Share”) on such date.

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Any equity retainer deferred will be credited as Deferred Units to the “Director Share Unit Sub-Account” of the Plan as of the date the Director Share Units granted to the Non-Employee Director during the applicable calendar year become vested.  The number of Deferred Units to be credited shall be equal to the number of Director Share Units that are deferred by the Non-Employee Director as of such date.

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The Deferred Units are credited with dividend equivalents, which are deemed reinvested in additional Deferred Units on the dividend payment date.  Deferred Units shall be appropriately adjusted in the event of (i) any change in the common stock of L3Harris through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend or (iii) a stock split, combination or other change in the common stock of L3Harris.

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Deferred Units are equivalent in value to Shares.  Generally, payment of a Non‑Employee Director’s account under the Plan shall be made to the Non-Employee Director following the Non-Employee Director’s death or “separation from service” from L3Harris within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).  Payment shall be made in Shares equal to the number of Deferred Units credited under the Non-Employee Director’s account, with any fractional Deferred Units paid in cash based on the Fair Market Value of a Share on the payment date.

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A Non-Employee Director may elect to receive amounts deferred under the L3Harris Directors’ Plan in a lump sum within 90 days, or in up to ten annual installments over a designated number of years beginning within 90 days, following the date of his or her separation from service.

•	Within 90 days following a Non-Employee Director’s death, a lump sum payment equal to the then-remaining balance in his or her account will be made to his or her beneficiary.

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Within ten days following a Change in Control (as defined in the Equity Plan), and to the extent permitted by Section 409A, each Non‑Employee Director (or former Non‑Employee Director) will receive a lump sum cash payment equal to the result of multiplying the number of Deferred Units credited to the Non-Employee Director’s account on the Change in Control date by the Fair Market Value of a Share on such date.  If payment within ten days following a Change in Control is not permitted by Section 409A, then payment will be made at the time and in the form that payment would have been made if a Change in Control had not occurred.

The foregoing summary description of the Plan is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Plan.